Exhibit 10.11

Employee Matters Agreement

This Employee Matters Agreement, dated as of [    ], 2014, is made and entered by and among Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (together with any successor in interest, including by way of a conversion to a Delaware corporation, “Viamet”), [LEGACY VPI] (f/k/a Viamet Pharmaceuticals, Inc.), a Delaware corporation (“Legacy VPI”) and [SPINCO LLC], a Delaware limited liability company (“SpinCo”). Viamet, Legacy VPI and SpinCo are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

WHEREAS, the Board of Members of Viamet has determined that it is appropriate, desirable and in the best interests of Viamet and its shareholders to separate Viamet into two independent companies, one for each of: (a) the Viamet Business, which shall be owned and conducted, directly or indirectly, in addition to any other line of business it may conduct, by Viamet, and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo (such separation, the “Separation”);

WHEREAS, pursuant to the terms of, and as described more fully in, the Separation and Distribution Agreement, dated as of the date hereof, between Viamet, Legacy VPI and SpinCo (the “Separation and Distribution Agreement”), the Parties will engage in a series of transactions culminating in the distribution to the members of Viamet of the SpinCo Shares (the “Distribution”); and

WHEREAS, in furtherance of the foregoing, the Parties have agreed to enter into this Agreement for purposes of (a) addressing the treatment of the SpinCo Employees and their participation in employee benefit plans and programs following the Distribution; (b) addressing the treatment of the Transferred Employees, the transfer of their employment to Viamet from Legacy VPI and their eligibility for participation in employee benefit plans and programs following the Distribution; (c) addressing the effect of the Distribution on certain equity awards held by such Employees; and (d) allocating assets, liabilities, rights and responsibilities with respect to employee compensation and benefits and other employment matters as a result of the Separation.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation and Distribution Agreement, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them by the Separation and Distribution Agreement.

“Agreement” means this Employee Matters Agreement, together with the exhibits, schedules, appendices, and annexes hereto.

“COBRA” has the meaning ascribed to it in Section 6.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Group” means the Viamet Group and the SpinCo Group, collectively.

“Combined Group Employee” means any Employee, or following the Distribution, any Transferred Employee and SpinCo Employee.

“Distribution” has the meaning ascribed to it in the Recitals to this Agreement.

“Employee” means any individual who, prior to the Distribution, is or was employed by Legacy VPI.

“Legacy VPI 401(k) Plan” means the Viamet Pharmaceuticals, Inc. 401(k) Plan as in effect as of the date of this Agreement and as it may be amended from time to time.

“Legacy Plan” means each Plan maintained or sponsored by Legacy VPI prior to the Distribution set forth on Schedule D.

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any Transferred Employee.

“Party” or “Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to Employees, or former Employees of any Viamet Group Member or SpinCo Group Member, as the case may be.

“Replacement Plans” has the meaning ascribed to it in Section 5.1.

“Separation” has the meaning ascribed to it in the Recitals to this Agreement.

“SpinCo” has the meaning ascribed to it in the preamble to this Agreement.

“SpinCo 401(k) Plan” has the meaning ascribed to it in Section 7.1.

“SpinCo Employee” means each Employee listed on Schedule C.

“SpinCo Equity Award” means any SpinCo Common B Share or SpinCo Common C Share distributed in the Distribution to a holder of Viamet Common B Shares or Viamet Common C Shares, respectively, that were issued pursuant to the Viamet Equity Plan.

“SpinCo Equity Plan” means the Viamet Equity Plan, to the extent assumed by SpinCo in connection with the Distribution and pursuant to Section 8.1.

“SpinCo Plan” means any Replacement Plan, the SpinCo Equity Plan and any other Plan established and adopted by SpinCo for the benefit of any SpinCo Employee.

“Transferred Employee” has the meaning ascribed to it in Section 3.1(a).

“Viamet” has the meaning set forth in the preamble to this Agreement.

“Viamet Equity Plan” means the Viamet Pharmaceuticals Holdings, LLC 2011 Equity Incentive Plan.

“Viamet Welfare Plans” has the meaning ascribed to it in Section 6.1(a).

ARTICLE II.

RELATIONSHIP AT AND FOLLOWING DISTRIBUTION

Section 2.1. Employees, Employee Liabilities Generally.

Except as provided in this Section 2.1, the Liabilities arising with respect to the employment by any Viamet Group Member or SpinCo Group Member of the Employees shall be the responsibility of (a) Viamet, in the case of the Transferred Employees, and (b) SpinCo, in the case of the SpinCo Employees. Notwithstanding the foregoing:

(i) to the extent that compensation is payable to any Combined Group Employee in the form of an equity interest in the common stock of Viamet, such compensation shall be payable by Viamet, and to the extent that compensation is payable to any Combined Group Employee in the form of or with respect to a SpinCo Equity Award, such compensation shall be payable by SpinCo; and

(ii) to the extent that any benefit or compensation (including any benefit or compensation otherwise described in subclause (i)) is payable to, or any other Liability in respect of any such Combined Group Employee is expressly allocated to, Viamet or SpinCo pursuant to the terms of this Agreement, such specific allocation shall control.

Section 2.2. Employees and Benefits Generally.

(a) As of the date hereof, all Transferred Employees are Employees of Legacy VPI and such Employees participate in the Legacy Plans. Following the Distribution Date, pursuant to this Agreement, the Legacy Plans will be transferred to the Viamet Group with the Transferred Employees, and the Transferred Employees shall continue to participate in the Legacy Plans.

(b) As of the date hereof, all SpinCo Employees are Employees of Legacy VPI and such Employees participate in the Legacy Plans. Following the Distribution Date, pursuant to this Agreement, SpinCo, or one or more of its subsidiaries, in accordance with applicable Law, will establish its own Plans and the participation of SpinCo Employees in the Legacy Plans will cease at the end of the last day of the calendar month in which the Distribution Date occurs unless otherwise provided in this Agreement or the Transition Services Agreement.

ARTICLE III.

TRANSFERRED EMPLOYEES; ASSUMPTION OF LIABILITIES

Section 3.1. Transferred Employees. The Parties shall use commercially reasonable efforts to cause the employment of any Employee identified on Schedule A hereto and any other Employee that the Parties agree to add to Schedule A after the date hereof (the “Transferred Employees”), and all rights and obligations under any employment agreement with a Transferred Employee and any other agreement with a Transferred Employee set forth on Schedule B, to be transferred to VPS-1 contemporaneous with the Distribution. Viamet shall causeVPS-1 to make offers of employment to the Transferred Employees prior to the Distribution, to be effective as of 11:59 p.m. on the Distribution Date. Such offers shall be for a position that is comparable in title, duties and salary to the position held by such Transferred Employee with Legacy VPI immediately prior to the Distribution Date.

Section 3.2. Assumption of Liabilities. Except as otherwise expressly provided for in this Agreement, on the Distribution Date, VPS-1 shall assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities to or relating to Transferred Employees, to the extent relating to, arising out of, or resulting from employment with Legacy VPI on or prior to the Distribution Date, including all rights and obligations under an employment agreement with such Employees (and all such employment agreements will be assigned to VPS-1), which assumption shall be deemed to be effective, as between the Parties, as of the Deemed Separation Date. Unless otherwise provided herein or prohibited by the terms of such Liability or applicable Law, any Liabilities deemed to be assumed by VPS-1 as of or after the Deemed Separation Date shall be held for the account, and at the expense, of VPS-1 during the period between the Deemed Separation Date and the Distribution Date.

Section 3.3. No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any Employee. Except as specifically provided otherwise herein, this Agreement shall not limit the ability of either Viamet or SpinCo, as applicable, to change the position, compensation or benefits of any of its or its subsidiary’s Employees at any time for a performance-related, business or any other reason or require any such entity to continue the employment of any such Employee for any particular period of time; provided that (i) Viamet shall bear all Liabilities associated with any such termination of employment or modification of terms and conditions of employment with respect to any Transferred Employee and (ii) SpinCo shall bear all Liabilities associated with any such termination of employment or modification of terms and conditions of employment with respect to any SpinCo Employee.

Section 3.4. Reimbursement.

(a) By SpinCo. From time to time after the Distribution, SpinCo shall reimburse Viamet promptly, and in no event more than fifteen business days after delivery by Viamet of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Viamet is required to pay or otherwise satisfy, that are, or that pursuant to this Agreement have become, the responsibility of SpinCo.

(b) By Viamet. From time to time after the Distribution, Viamet shall reimburse SpinCo promptly, and in no event more than fifteen business days after delivery by SpinCo of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that SpinCo is required to pay or otherwise satisfy, that are, or that pursuant to this Agreement have become, the responsibility of Viamet.

ARTICLE IV.

LEGACY PLANS

Section 4.1. Transfer of Legacy Plans. Effective as of the Distribution Date, (i) Legacy VPI shall assign, transfer and convey to VPS-1 the Legacy Plans and any assets,

reserves, credits and service agreements, and all documents created, filed or maintained solely and exclusively in connection with the Legacy Plans, in each case to the extent transferable in accordance with the existing terms and conditions of such Legacy Plans and any applicable insurance policies related to the Legacy Plans (the “Legacy Plan Assets”), and Viamet shall cause VPS-1 to receive and accept from Legacy VPI, all of Legacy VPI’s right, title and interest in and to such Assets and (ii) subject to Section 3.2, Viamet shall cause VPS-1 to assume and on a timely basis pay, perform, satisfy and discharge any and all Liabilities arising under any Legacy Plan (the “Legacy Plan Liabilities”) (to the extent transferable in accordance with the existing terms and conditions of the applicable Legacy Plan) in accordance with their respective terms ((i) and (ii) collectively, the “Plan Transfer”), subject to Section 6.1(b). The Parties shall execute and deliver, and they shall cause their respective subsidiaries and Representatives, as applicable, to execute and deliver: (x) such bills of sale, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or appropriate to evidence the transfer, conveyance and assignment to VPS-1 of the Legacy Plan Assets and (y) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the Legacy Plan Liabilities by Viamet on the Distribution Date, which assumption shall be deemed to be effective, as between the Parties, as of the Deemed Separation Date (including for purposes of Section 3.4).

Section 4.2. Terms of Participation by Transferred Employees.

(a) Right and Entitlements. For the avoidance of doubt, the rights and entitlements of the Transferred Employees under the Legacy Plans shall continue in full force and effect and without modification following the Distribution and the Plan Transfer (unless otherwise required by the existing terms and conditions of the applicable Legacy Plan).

(b) Service and Other Factors Determining Benefits. With respect to Transferred Employees, Viamet shall use its reasonable best efforts to ensure that all service, all compensation, and all other factors affecting benefit determinations that, as of the Distribution Date were recognized under a Legacy Plan (for periods immediately before the Distribution Date) shall receive full recognition, credit, and validity and be taken into account under such Legacy Plan to the same extent, as if such individual had been employed by VPS-1 since his or her date of hire with Legacy VPI.

(c) Power to Amend. Notwithstanding the foregoing provisions of this Section 4.2 and except as specifically set forth herein, nothing in this Agreement shall preclude Viamet from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Legacy Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Legacy Plan.

Section 4.3. Claims Arising Prior to Distribution Date. Viamet shall be responsible for all Liabilities in respect of or relating to Transferred Employees arising under the Legacy Plans at any time.

ARTICLE V.

SPINCO PLANS

Section 5.1. Establishment of SpinCo Plans. SpinCo shall, or shall cause one or more of its subsidiaries to, adopt, effective as of the Distribution Date or as soon as practicable thereafter, employee benefit plans that shall substantially replicate, to the extent commercially feasible, the following Legacy Plans: a 401(k) plan, a medical plan, a dental plan, a long-term disability and, if applicable to any SpinCo Employee and permitted under the new medical plan, a flexible benefit plan (the “Replacement Plans”). SpinCo shall, or shall cause one or more of its subsidiaries to, become the plan sponsor of, and, from and after the date of adoption of each Plan, shall have sole responsibility for each Replacement Plan.

Section 5.2. Terms of Participation by SpinCo Employees.

(a) Right and Entitlements. Except as otherwise agreed to by the Parties in accordance with the Transition Services Agreement, each SpinCo Employee shall terminate participation in the Legacy Plans at the end of the last day of the calendar month in which the Distribution Date occurs. Subject to the express terms and conditions of this Agreement, each of the Replacement Plans shall be, with respect to SpinCo Employees who are participants in such Plans, the successors in interest to and shall recognize rights and entitlements under the corresponding Legacy Plans in effect as of the Distribution Date in which such SpinCo Employees participated prior to the Distribution Date. The Parties agree that SpinCo Employees are not entitled to receive duplicative benefits for the same periods of service from the Legacy Plans and the SpinCo Plans. Notwithstanding anything in this Section 5.2(a) to the contrary (but subject to the provisions of Section 5.2(b)), if in the reasonable determination of Viamet (i) requiring any Replacement Plan to replicate each right or entitlement under the corresponding Legacy Plan would (A) result in an unreasonable administrative burden on, or in an unreasonable expense for, the SpinCo Group, or (B) conflict with any provision of applicable Law, SpinCo may adopt Replacement Plans that provide the eligible SpinCo Employees with rights and entitlements that are substantially comparable in the aggregate to those previously in effect under the corresponding Legacy Plan and (ii) adopting a 401(k) plan would be cost-prohibitive, SpinCo may omit a 401(k) plan from the Replacement Plans.

(b) Service and Other Factors Determining Benefits. With respect to SpinCo Employees, each SpinCo Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Distribution Date were recognized under the corresponding Legacy Plan (for periods immediately before the Distribution Date) shall receive full recognition, credit, and validity and be taken into account under such SpinCo Plan to the same extent that such service, compensation and other factors were taken into account under the corresponding Legacy Plan, as though arising under such SpinCo Plan (or, in the case of an SpinCo Plan that is not a Replacement Plan, as if such individual had been employed by the SpinCo Group since his or her date of hire with any member of the Combined Group). Notwithstanding the immediately preceding sentence, in no event shall the crediting of service or any other action taken pursuant to the immediately preceding sentence result in the duplication of benefits for any Employee under any Legacy Plan and any SpinCo Plan. To the extent permitted under the SpinCo Plans, all beneficiary designations made by SpinCo Employees under the corresponding Legacy Plan shall be transferred to and be in full force and effect under the corresponding Replacement Plans until such beneficiary designations are replaced or revoked by the SpinCo Employees who made the beneficiary designation.

(c) Power to Amend. Notwithstanding the foregoing provisions of this Section 5.2 and except as specifically set forth herein, nothing in this Agreement shall preclude SpinCo or any of its subsidiaries from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any SpinCo Plan.

ARTICLE VI.

HEALTH AND WELFARE

Section 6.1. Assumption of Health and Welfare Plans.

(a) Cessation of Coverage in Legacy Plans. The Legacy Plans include health and welfare plans for the benefit of eligible Employees (the “Legacy Welfare Plans”). At the end of the last day of the calendar month in which the Distribution Date occurs or such later date as may be agreed to by the Parties pursuant to the Transition Services Agreement, each person who is an SpinCo Employee on such date shall cease to be covered under the Legacy Welfare Plans. Notwithstanding the immediately preceding sentence, with respect to any SpinCo Employee who would not be eligible for coverage under any SpinCo Plan because such person is not actively at work on the Distribution Date due to any medical, sickness, accident leave or any other approved leave of absence, Viamet shall administer claims for such persons on behalf of SpinCo as though the relevant Legacy Welfare Plan had continued to be applicable (at the cost and expense of

SpinCo, which shall reimburse and otherwise fully indemnify Viamet for all Liabilities related to such claims) until the earliest to occur of (i) the date such person first resumes active employment with SpinCo; (ii) the date such person ceases to be an Employee of SpinCo (including, without limitation, by reason of not returning to work at the expiration of any approved leave); (iii) the date on which such approved leave of absence expires without such person returning to active employment or terminating employment; and (iv) the date, if any, more than one year following the Distribution Date that Viamet shall choose, in its discretion, to cease to provide such continued coverage upon not less than 90 days advance written notice to SpinCo and the affected SpinCo Employees.

(b) Claims Arising Prior to Distribution Date. On or after the Distribution Date, but subject to the obligations of SpinCo pursuant to Section 2.2, Section 3.2 and Section 4.1, the Legacy Welfare Plans shall remain responsible for all Liabilities in respect of or relating to SpinCo Employees relating to claims or expenses incurred on or prior to the end of the last day of the calendar month in which the Distribution Date occurs. For purposes of the foregoing sentence, to the extent that an eligible beneficiary under any such Legacy Welfare Plan commences a hospital confinement on or prior to the Distribution Date that continues after the Distribution Date, to the extent consistent with the applicable insurance policy under the Legacy Welfare Plan, all expenses related to such hospitalization (including any related services that are incurred during the period of the same continuous hospital confinement) shall be considered part of the claim incurred on or prior to the Distribution Date. All other claims shall be deemed incurred on the date the actual expense is incurred.

(c) Assets Pertaining to Welfare Plans. SpinCo shall transfer to, or credit for the benefit of VPS-1, any assets or reserves, respectively, with respect to the Legacy Welfare Plans.

Section 6.2. Terms of Participation in the SpinCo Welfare Plans. SpinCo shall cause the applicable SpinCo Plans to (a) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such SpinCo Employees other than such limitations, exclusions, and conditions that were in effect with respect to SpinCo Employees as of the Distribution Date, in each case under the corresponding Legacy Welfare Plan and (b) to the extent administratively practicable, honor any deductibles, out-of-pocket expenses and co-payments incurred by SpinCo Employees under the corresponding Legacy Welfare Plan in satisfying the applicable deductibles, out-of-pocket maximums or co-payments under such Legacy Welfare Plan for the calendar year in which the Distribution Date occurs.

Section 6.3. COBRA. SpinCo shall be responsible for liability associated with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any SpinCo Employee and any of his or her dependents having rights derived from such SpinCo Employee with respect to qualified events incurred during any period commencing immediately following the Deemed Separation Date. Viamet shall be responsible for liability associated with COBRA with respect to any Employee and any of his or her dependents having rights derived from such Employee where such individual has incurred an initial qualifying event prior to or through the Deemed Separation Date, including any qualifying event incurred in connection with the transactions contemplated by this Agreement or the Separation and Distribution Agreement.

Section 6.4. Workers’ Compensation Claims. On the Distribution Date and subject to Section 2.2. Section 3.2 and Section 4.1, SpinCo shall assume responsibility for all Liabilities for SpinCo Employees related to any and all workers’ compensation claims and coverage, whether arising under any Law of any state, territory, or possession of the U.S. or the District of Columbia and whether arising before or after the Distribution Date. For the avoidance of doubt, Viamet shall be fully responsible for the administration of all such claims made on or prior to the last date of the calendar month in which the Distribution Date occurs (unless otherwise provided in the Transition Services Agreement), but SpinCo shall reimburse and otherwise fully indemnify Viamet for all Liabilities related to such claims in respect of such SpinCo Employees, including (a) the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen, (b) paying benefits and settlements and (c) establishing reserves, in each case as determined by Viamet or its designate. With respect to any claim for worker’s compensation or similar benefits by a SpinCo Employee made after the Distribution Date, SpinCo shall be solely responsible for such claim and for complying with all applicable Laws with respect thereto.

Section 6.5. Flexible Benefit Plan. As soon as reasonably practicable following the date that SpinCo adopts a flexible benefit Replacement Plan, if applicable, Viamet will transfer the SpinCo Employees’ health-care and dependent-care spending account balances (determined as of such date (the “Flex Plan Transfer Date”)) under the flexible benefit Legacy Plan to SpinCo’s flexible benefit Replacement Plan and the net aggregate flexible spending account balances for SpinCo Employees, positive or negative, will be offset from the next request for reimbursement by the Parties under this Agreement. On and after the Flex Plan Transfer Date, SpinCo’s flexible benefit Replacement Plan shall be responsible for reimbursement of eligible health-care and dependent-care expenses incurred during the 2014 calendar year by SpinCo Employees and their respective eligible spouses and dependents (to the extent such expenses have not previously been reimbursed under the flexible benefit Legacy Plan).

ARTICLE VII.

401(K) PLANS

Section 7.1. Establishment of the SpinCo 401(k) Plan. SpinCo shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer a Replacement Plan intended to qualify under Section 401(a) of the Code having a cash or deferred feature qualified under Section 401(k) of the Code (the “SpinCo 401(k) Plan”) as soon as reasonably practicable following the Distribution Date. For the avoidance of doubt, nothing in this Section 7.1 shall be construed to require SpinCo to maintain any particular investment option under such plan or to provide a company match, or a company match at the same level as in the Legacy 401(k) Plan. Notwithstanding the foregoing, if Viamet reasonably determines that establishing a SpinCo 401(k) Plan would be cost prohibitive, SpinCo may omit a 401(k) plan from the Replacement Plans, in which event SpinCo would have no obligations under this Article VII.

Section 7.2. Plan-to-Plan Transfer; Rollover. The Parties shall cooperate in effecting a plan-to-plan transfer of assets and liabilities from the Legacy 401(k) Plan to the SpinCo 401(k) Plan. In the event the Parties determine jointly that such a transfer is not practicable or desirable, the SpinCo 401(k) Plan shall accept direct rollovers of the SpinCo Employees’ balances in the Legacy 401(k) Plan, including loan rollovers to the extent administratively feasible.

ARTICLE VIII.

EQUITY BASED AND OTHER LONG-TERM INCENTIVE AWARDS

Section 8.1. Assumption of Equity Incentive Plans; General Treatment of Outstanding Awards. SpinCo shall assume the Viamet Equity Plan solely to the extent necessary to govern the SpinCo Equity Awards and such plan shall be deemed the SpinCo Equity Plan for purposes of this Agreement. For the avoidance of doubt and without limitation of Section 2.1(ii), SpinCo shall be responsible for all Liabilities with respect to the SpinCo Equity Awards that remain outstanding following the Deemed Separation Date, including (a) all income, payroll, or other tax reporting related to income of SpinCo Employees and Transferred Employees from any SpinCo Equity Awards and (b) remitting the applicable tax withholdings for such income to each applicable taxing authority.

ARTICLE IX.

INCENTIVE PLANS

Section 9.1. Incentive Plans. SpinCo shall be responsible for all Liabilities relating to SpinCo Employees in respect of any short term incentive plan, including that, with respect to any SpinCo Employee, SpinCo shall be responsible for, or shall reimburse Viamet for, the payment of any portion of any incentive payment payable to any SpinCo Employee related to service performed in the applicable performance period through the Distribution Date.

ARTICLE XI.

GENERAL AND ADMINISTRATIVE

Section 10.1. Sharing of Information. Subject to any consents required or any other restrictions imposed by Law, each Party shall each provide to any other Party and its agents and vendors all information that such other Party may reasonably request to enable the requesting party to administer efficiently and accurately each of its Plans and to determine the scope of, and to fulfill, its obligations under this Agreement. Each Party shall provide any other Party or its designees, on a timely basis, such information including, without limitation, dates of termination, length of service and last known addresses, and other assistance as it or they shall reasonably request from time to time to administer its on-going obligations under this Agreement. Any information shared or exchanged pursuant to this Agreement shall be kept confidential by the Parties and used only for and to the extent necessary to establish, maintain and administer the plans, programs and agreements as contemplated by this Agreement.

Section 10.2. Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable (including, without limitation, any actions required under applicable Laws and regulations) to fulfill their respective duties and obligations contemplated by this Agreement. The actions described in the immediately preceding sentence shall include, without limitation, adopting plans or plan amendments and the payment of compensation due to any Employee, Transferred Employee or SpinCo Employee. Each of the Parties hereto shall cooperate fully on any issue relating to the duties and obligations contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities.

Section 10.3. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or insurer) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 10.4. No Third Party Beneficiaries.

(a) Except as provided in Section 10.4(d), nothing in this Agreement shall confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(b) Nothing in this Agreement shall create any right of any Person to object or to refuse to assent to SpinCo’s or Viamet’s assumption of, succession to or creation of any Individual Agreement, or other agreement or plan, program or arrangement relating to employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c) Except as otherwise contemplated by this Agreement, nothing in this Agreement shall amend or shall be construed to amend any plan, program or arrangement described in or contemplated by this Agreement or to alter or limit SpinCo Group Member’s or any Viamet Group Member’s ability to amend, modify or terminate any particular benefit plan, program or agreement.

(d) Nothing in this Agreement is intended, or shall be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective Group Members, successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto or thereto. This Agreement may only be amended with Purchaser’s consent (which shall not be unreasonably withheld).

Section 10.5. Notices. All notices and other communications under this Agreement or any Ancillary Document shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Viamet:

4505 Emperor Blvd.

Suite 300

Durham, NC 277703

Attention: Robert Schotzinger

Email: rschotzinger@viamet.com

Facsimile: (919) 467-8540

If to Legacy VPI:

4505 Emperor Blvd.

Suite 300

Durham, NC 277703

Attention: William Moore

Email: bmoore@viamet.com

Facsimile: (919) 467-8540

If to SpinCo:

4505 Emperor Blvd.

Suite 300

Durham, NC 277703

Attention: William Moore

Email: bmoore@viamet.com

Facsimile: (919) 467-8540

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.6. Governing Law. The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto (whether arising in contract, tort, equity or otherwise).

Section 10.7. Jurisdiction. If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties irrevocably (a) consent and submit to the exclusive jurisdiction of the state and federal courts in the State of North Carolina, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY. Either Party may make service on the other Party by sending or delivering a copy of the process to the other Party at the address and in the manner provided for the giving of notices in Section 10.5. Nothing in this Section 10.7, however, shall affect the right to serve legal process in any other manner permitted by Law.

Section 10.8 Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective permitted successors and assigns (which, for the avoidance of doubt, shall include Viamet after the C-Corp Conversion). Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Party and any assignment or attempted assignment in violation of the foregoing shall be null and void. Notwithstanding the preceding sentence, either Party may, upon written notice, assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale of all or substantially all of its assets; provided that the surviving party or acquirer in such transaction agrees in writing to assume and be bound by all of such Party’s obligations hereunder.

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.11 Entire Agreement. This Agreement, together with the Separation and Distribution Agreement and the other Ancillary Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the

Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein and therein are superseded by this Agreement, the Separation and Distribution Agreement and the other Ancillary Documents, as applicable. In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in the Separation and Distribution Agreement, on the other hand, pertaining to the subject matter of this Agreement, the specific provisions in this Agreement shall control over the provisions in the Separation and Distribution Agreement, as applicable.

Section 10.12 Amendment. The Parties may amend this Agreement only by a written agreement signed by both Parties and that identifies itself as an amendment to this Agreement.

Section 10.13 Termination. This Agreement may be terminated (a) at any time after the Distribution, by the mutual written consent of Viamet and SpinCo; or (b) at any time prior to the Distribution by (and in the sole discretion of) Viamet without the approval of SpinCo. In the event of a termination of this Agreement pursuant to the foregoing sentence, neither Party shall have any liability of any kind to the other Party under this Agreement, except for any breach of this Agreement that occurs prior to such termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company	[SPINCO LLC] a Delaware limited liability company

By:	By:

Name:	Name:
Title:	Title:

[LEGACY VPI] a Delaware corporation

By:

Name:
Title:

[Signature Page to Employee Matters Agreement]